                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                OHM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     (4)  Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date Filed:

---------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    [LOGO]

                               OHM CORPORATION

                           16406 U.S. ROUTE 224 EAST
                              FINDLAY, OHIO 45840
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 1996
                               ------------------

To the Shareholders of
OHM Corporation:

     The Annual Meeting of Shareholders of OHM Corporation (the "Company") will be held at the Elks Lodge located at 601 South Main Street, Findlay, Ohio 45840 on Thursday, May 9, 1996, at 10:00 a.m. local time for the following purposes:

     1. To elect nine Directors to serve for the ensuing year;

     2. To consider and act upon a proposal to amend the Company's 1986 Stock Option Plan to increase the aggregate number of shares of Common Stock, $0.10 par value, which may be sold upon exercise of stock options granted under the Plan from 2,850,000 to 3,850,000; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 19, 1996, will be entitled to vote at the meeting and any adjournment thereof. A list of such shareholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company's principal office.

                                            By Order of the Board of Directors

                                            John J. Ray III
                                            Vice President and Secretary

Findlay, Ohio
March 29, 1996

       YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN
          IT IN THE ENCLOSED PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE.

                                    [LOGO]

                               OHM CORPORATION

                           16406 U.S. ROUTE 224 EAST
                              FINDLAY, OHIO 45840
                               ------------------

          PROXY STATEMENT FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 1996
                               ------------------

     OHM Corporation (the "Company") is mailing this Proxy Statement to the shareholders of the Company in connection with the solicitation of proxies by the Company's Board of Directors. These proxies will be used at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Thursday, May 9, 1996, at the Elks Lodge, 601 South Main Street, Findlay, Ohio 45840 and at any adjournment thereof (the "Annual Meeting").

     If a shareholder properly executes and returns the enclosed form of proxy, it will be voted according to his or her instructions. If no instructions are given, it will be voted (i) for the election as Directors of the nine nominees named below, (ii) for the proposal to amend the Company's 1986 Stock Option Plan to increase the aggregate number of shares of Common Stock, $0.10 par value ("Common Stock") which may be sold upon exercise of stock options granted under the Plan from 2,850,000 to 3,850,000, and (iii) in the discretion of the proxies with respect to any other matter that may come before the meeting. In accordance with The Ohio General Corporation Law and the Company's Amended and Restated Articles of Incorporation and Regulations, the Company may, if necessary, convene and, by a vote of shareholders, adjourn the Annual Meeting to a later date, without changing the Record Date. If the Company were to determine that an adjournment were desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy card to vote in favor of such an adjournment. Any proxy may be revoked by a later appointment received by the Company or by giving notice of revocation to the Company in writing or in open meeting before the proxy is exercised. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

     The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokers, nominees, fiduciaries and custodians incurred in sending proxy materials to principals and obtaining their instructions. In addition to the use of the mail, proxies may be solicited in person or by telephone or telegraph. Directors, officers and regular employees of the Company may solicit proxies without additional compensation.

     This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about March 29, 1996.

                              RECORD DATE; VOTING

     The Board of Directors has fixed the close of business on March 19, 1996 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding 26,718,097 shares of the Company's Common Stock, all of one class and all of which are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. In all matters other than the election of Directors, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present and actually voting at the Annual Meeting in person or by proxy is required to approve each proposal to be considered at the Annual Meeting. Directors will be elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors.

     At the Annual Meeting, the results of shareholder voting will be tabulated by the inspector of election appointed for the Annual Meeting. Properly executed proxies either marked "abstain" or held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting but will not be treated as either a vote for or a vote against any of the proposals to which such abstention or broker non-vote applies.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES

     Nine Directors will be elected at the Annual Meeting. Each Director elected at the Annual Meeting will hold office until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal from office. The Company's management intends that the shares represented by the enclosed proxy will be voted, unless the shareholder executing the proxy otherwise instructs, for the election to the Board of Directors of each of the nine nominees named below.

     The Company has no reason to believe that any of such nominees will be unable, if elected, to serve as a Director. However, if such an event should occur, the Company's management intends that the shares represented by the enclosed proxy will be voted for the remainder of the nominees, and for such substitute nominee or nominees as may be selected by the Company's current Board of Directors.

     All of the nominees for Director named below are currently serving as Directors of the Company for terms expiring at the Annual Meeting. Mr. Ivan W. Gorr and Dr. Charles D. Hollister became Directors of the Company on November 15, 1990 and July 2, 1992, respectively. Messrs. James L. Kirk, Joseph R. Kirk, Richard W. Pogue and Charles W. Schmidt became Directors of the Company effective July 1, 1986. Messrs. Herbert A. Getz and James E. Koenig became Directors on June 1, 1995. Mr. Victor J. Barnhart became a Director on February 23, 1996. In accordance with the terms of the Standstill and Non-Competition Agreement, Messrs. Barnhart, Getz and Koenig are the three designees of Rust International Inc. ("Rust"). See "Certain Relationships and Related Transactions -- Transactions with Shareholders -- The Standstill and Non-Competition Agreement."

                                               POSITIONS AND OTHER RELATIONSHIPS
         NAME            AGE               WITH THE COMPANY AND BUSINESS EXPERIENCE
-----------------------  ---     -------------------------------------------------------------
Victor J. Barnhart       53      Director and member of the Executive Committee. Mr. Barnhart is President of Integrated Environmental Services, a division of WMX Technologies, Inc. ("WMX"), a provider of
                                 environmental services, since December 1995. Mr. Barnhart
                                 served as President of Rust Remedial Services Inc., a
                                 provider of environmental remediation services ("Rust
                                 Remedial"), from May 1994 until May 1995 and President of
                                 Rust Industrial Services Inc., a provider of on-site
                                 industrial and related services, from May 1993 until December
                                 1995. Mr. Barnhart also served as President and Chief
                                 Executive Officer of The Brand Companies, Inc., a provider of asbestos abatement services, prior to May 1993.
Herbert A. Getz          40      Director and member of the Compensation and Stock Option
                                 Committee. Mr. Getz has been Senior Vice President of WMX
                                 since May 1995 and General Counsel of WMX since August 1992.
                                 Mr. Getz also served as Vice President from May 1990 to May
                                 1995 and as Secretary of WMX since January 1988. Mr. Getz
                                 served as Assistant General Counsel from December 1985 until
                                 August 1992. Mr. Getz has also held the offices of Vice
                                 President, General Counsel and Secretary of Waste

                                               POSITIONS AND OTHER RELATIONSHIPS
         NAME            AGE               WITH THE COMPANY AND BUSINESS EXPERIENCE
-----------------------  ---     -------------------------------------------------------------
                                 Management, Inc., a provider of solid waste management
                                 services, from April 1989 until December 1993, and Vice
                                 President and Secretary of Rust, a provider of engineering, construction, environmental, infrastructure, consulting
                                 services and other on-site industrial and related services, from January 1993 to May 1994. He has also served as Vice
                                 President and Secretary of Wheelabrator Technologies Inc.
                                 ("WTI") a provider of environmental products and services, since July 1995, positions he previously held, as well as
                                 being the General Counsel of WTI from November 1990 until May
                                 1993. Mr. Getz is a director of NSC Corporation.
Ivan W. Gorr             66      Director and Chairman of the Audit Committee and member of the Compensation and Stock Option and Executive Committees.
                                 Mr. Gorr retired as Chairman of the Board of Directors and
                                 Chief Executive Officer of Cooper Tire & Rubber Company of
                                 Findlay, Ohio, a manufacturer of tires and other rubber
                                 products. Mr. Gorr is a director of Cooper Tire & Rubber
                                 Company, Amcast Industrial Corporation, Arvin Industries,
                                 Inc., The Fifth Third Bancorp and Borg-Warner Automotive.
Dr. Charles D.           59      Director and member of the Audit and Executive Committees.
  Hollister                      Since 1979, Dr. Hollister has been Senior Scientist and Vice
                                 President of Woods Hole Oceanographic Institution, Woods
                                 Hole, Massachusetts, a non-profit oceanographic research
                                 institution.
James L. Kirk (1)        46      Chairman of the Board of Directors, President and Chief
                                 Executive Officer and Chairman of the Executive Committee.
                                 Mr. Kirk has been President and Chief Executive Officer of the Company since July 1986 and, in addition, was elected
                                 Chairman of the Board in January 1987. He has served as
                                 Chairman of the Board and Chief Executive Officer of OHM
                                 Remediation Services Corp., a wholly-owned subsidiary of the
                                 Company ("OHMR"), since April 1985. Mr. Kirk is a founder of
                                 OHMR and has served in various capacities as an officer and director of OHMR.
Joseph R. Kirk (1)       44      Executive Vice President and Director. Mr. Kirk served as
                                 Vice Chairman of OHMR from April 1985 until July 1986 and
                                 continues to serve as Executive Vice President of OHMR. He is a founder of OHMR and has served in various capacities as an officer and director of OHMR.
James E. Koenig          48      Director and member of the Audit Committee. Mr. Koenig has been Senior Vice President of WMX since May 1992, Chief
                                 Financial Officer of WMX since 1989 and Vice President and
                                 Treasurer of WMX since December 1986. Mr. Koenig served as
                                 Vice President, Chief Financial Officer and Treasurer of WTI
                                 from November 1990 to May 1993 and Vice President, Chief
                                 Financial Officer and Treasurer of Rust from January 1993 to
                                 August 1993. Mr. Koenig is a Director of Rust, WTI and Waste
                                 Management International, plc.
Richard W. Pogue         67      Director and member of the Executive Committee. Mr. Pogue is
                                 Senior Advisor to Dix & Eaton, a public relations firm.
                                 Effective June 30, 1994, Mr. Pogue retired as Senior Partner of the law firm of Jones, Day, Reavis & Pogue, Cleveland,
                                 Ohio, of which he had been a partner since 1961. Mr. Pogue is also a director of Continental Airlines, Inc., Derlan
                                 Industries Limited, M.A. Hanna Company, KeyCorp, Redland PLC,
                                 Rotek Incorporated and TRW Inc.

                                               POSITIONS AND OTHER RELATIONSHIPS
         NAME            AGE               WITH THE COMPANY AND BUSINESS EXPERIENCE
-----------------------  ---     -------------------------------------------------------------
Charles W. Schmidt       67      Director and Chairman of the Compensation and Stock Option
                                 Committee and member of the Executive Committee. Mr. Schmidt retired as Senior Vice President, External Affairs of
                                 Raytheon Company, a broadly diversified manufacturer of
                                 industrial and consumer products, and was formerly President and Chief Executive Officer of SCA Services, Inc., a company that provided waste management-related services. Mr. Schmidt also serves as a director of The Boston Company, Boston Safe
                                 Deposit and Trust Company, the Massachusetts Financial
                                 Services Family of Mutual Funds and Mohawk Paper Company.

---------------

(1) James L. Kirk and Joseph R. Kirk are brothers.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

     During 1995, the Board of Directors of the Company held a total of seven meetings.

     The Executive Committee of the Board of Directors presently consists of Messrs. Barnhart, Gorr, James Kirk, Pogue and Schmidt and did not meet during 1995. The function of the Executive Committee is to exercise, when the full Board is not in session, the powers of the Board in the management of the business and affairs of the Company.

     The Compensation and Stock Option Committee of the Board of Directors met five times during 1995. Messrs. Getz, Gorr and Schmidt are presently members of the Compensation and Stock Option Committee, the primary function of which is to review and approve salaries and other benefits for executive officers of the Company, to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs and to administer the Company's stock option plans and approve awards of stock options made under the Company's 1986 Stock Option Plan.

     The Company has a standing Audit Committee, the primary function of which is to oversee the accounting and auditing affairs of the Company. Messrs. Gorr, Hollister and Koenig serve as members of the Audit Committee, which met once during 1995.

     The Company has no standing nominating committee or committee performing similar functions.

     In 1995, all Directors attended more than 75% of the meetings of the Board of Directors and committees of which they were a member.

DIRECTORS' FEES

     Directors of the Company who are not employees receive $18,000 per annum. Members of the Company's Executive Committee who are not employees receive $1,500 per meeting, and each non-employee member of any other committee of the Company's Board of Directors receives $500 per meeting. Rust has requested that Messrs. Barnhart, Getz and Koenig, representatives of Rust, not be paid directors' fees.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company's Common Stock is the Company's only outstanding class of voting securities. The following table sets forth certain information as of March 1, 1996 with respect to the beneficial ownership of the Company's Common Stock by (i) holders of 5% or more of the outstanding Common Stock, (ii) each Director of the Company, (iii) the executive officers named in the Summary Compensation Table under "Executive Compensation and Other Information" and (iv) by all Directors and executive officers of the Company as a group.

                                                        AMOUNT AND NATURE         PERCENTAGE
                          NAME                      OF BENEFICIAL OWNERSHIP(1)     OF CLASS
     -------------------------------------------------------------------------    ----------
     WMX Technologies, Inc.(2)
       3003 Butterfield Road
       Oak Brook, Illinois 60521....................         10,368,000              38.81
     State of Wisconsin Investment Board (3)
       P.O. Box 7842
       Madison, Wisconsin 53707.....................          1,417,000               5.30
     H. Wayne Huizenga (4)
       200 South Andrews Avenue
       Fort Lauderdale, Florida 33301...............          1,500,000               5.41
     James L. Kirk (5)(6)(7)........................          2,042,977               7.60
     Joseph R. Kirk (5)(6)(7).......................          2,451,090               9.13
     Victor J. Barnhart (5).........................                  0              *
     Herbert A. Getz (5)(6).........................             15,000              *
     Ivan W. Gorr (5)(6)............................             34,226              *
     Dr. Charles D. Hollister (5)(6)................             30,000              *
     James E. Koenig (5)(6)(7)......................             15,150              *
     Richard W. Pogue (5)(6)(7).....................             45,000              *
     Charles W. Schmidt (5)(6)(7)...................             72,226              *
     Robert J. Blackwell (5)(6).....................             39,112              *
     Frank A. McBride (5)(6)........................            137,172              *
     Philip V. Petrocelli (5)(6)....................             63,787              *
     Michael A. Szomjassy (5)(6)....................             83,249              *
     All Directors and executive officers as a group
       (18 persons) (5)(6)..........................          4,990,143              18.20

---------------

* less than 1%.

(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in this table. Except as indicated in the notes to the table, each shareholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned. Beneficial ownership is calculated in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

(2) According to a Schedule 13D dated June 8, 1995 jointly filed by WMX, Chemical Waste Management, Inc., Rust Holding Company Inc., and Rust. Assumes the exercise of warrants currently exercisable to purchase 700,000 shares of Common Stock pursuant to that certain Warrant Agreement between the Company and WMX described below. See "Certain Relationships and Related Transactions -- Transactions with Shareholders."

(3) According to an Amendment No. 7 to Schedule 13G filed by the State of Wisconsin Investment Board.

(4) According to a Schedule 13D, dated April 1, 1995, filed by Mr. Huizenga. Assumes the exercise of options currently exercisable or exercisable within 60 days to purchase 1,000,000 shares of Common Stock, but does not include 500,000 shares of Common Stock owned by the Huizenga Family Foundation, Inc. as to which Mr. Huizenga disclaims beneficial ownership.

(5) The address of each shareholder is c/o OHM Corporation, 16406 U.S. Route 224 East, Findlay, Ohio 45840.

(6) Assumes the exercise of options currently exercisable or exercisable within 60 days to purchase 138,000, 92,000, 15,000, 30,000, 30,000, 15,000, 30,000,
    30,000, 35,400, 137,000, 58,000, 83,000 and 648,200 shares of Common Stock by Messrs. James L. Kirk, Joseph R. Kirk, Getz, Gorr, Hollister, Koenig, Pogue, Schmidt, Blackwell, McBride, Petrocelli, Szomjassy, respectively, and all directors and executive officers as a group, respectively.

(7) Includes 15,828 shares of Common Stock held in three trusts by Mr. James L. Kirk's wife as trustee for the benefit of the Kirks' children, as to which Mr. James Kirk disclaims beneficial ownership. Includes 21,780 shares of Common Stock held in three trusts by Mr. Joseph R. Kirk's wife as trustee for the benefit of the Kirks' children, as to which Mr. Joseph R. Kirk disclaims beneficial ownership. Includes 150 shares of Common Stock held in trust for the benefit of Mr. Koenig's brother as to which he disclaims beneficial ownership. Includes 1,000 shares of Common Stock held in trust for the benefit of Mr. Pogue's wife as to which he disclaims beneficial ownership. Includes 10,000 shares of Common Stock held by Mr. Schmidt's wife as to which he disclaims beneficial ownership.

     James L. Kirk and Joseph R. Kirk are brothers, each of whom disclaims beneficial interest in the shares owned by the other.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended December 31, 1995, 1994 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the six most highly compensated executive officers of the Company in 1995, including the Chief Executive Officer of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                       ANNUAL COMPENSATION             COMPENSATION
                              --------------------------------------      AWARDS
                                                           OTHER          STOCK
                                                           ANNUAL        OPTIONS       ALL OTHER
                                     SALARY    BONUS    COMPENSATION     GRANTED      COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     ($)      ($)        ($)(2)          (#)           ($)(3)
----------------------------  ----   -------   ------   ------------   ------------   ------------
James L. Kirk                 1995   330,013        0           0          70,000         5,347
Chairman, President           1994   330,013        0           0          50,000         6,250
and Chief Executive Officer   1993   330,013        0           0         150,000         5,051
Joseph R. Kirk                1995   300,019        0           0          50,000         5,250
Executive Vice                1994   300,019        0           0          30,000         5,934
President                     1993   300,019        0           0         100,000         5,141
Robert J. Blackwell           1995   193,768   30,000           0          25,000        29,591
Vice President,               1994   157,331        0           0          45,000         2,458
Marketing and Strategic       1993    55,873        0           0          12,000           239
Planning
Frank A. McBride (1)          1995   200,013   40,000           0          10,000         5,100
Vice President                1994   200,013        0           0          20,000         5,599
                              1993   200,013        0           0          20,000         3,890
Michael A. Szomjassy          1995   256,266        0           0          25,000         5,184
Vice President,               1994   185,108        0           0          30,000         5,558
Eastern Operations            1993   163,953        0           0          35,000         3,380
Philip V. Petrocelli          1995   232,513   50,000      50,839          25,000        19,435
Vice President,               1994   181,266   10,714      61,938          15,000         1,993
Western Operations            1993    49,280        0           0          70,000           225

---------------

(1) Mr. McBride resigned as an officer of the Company on October 27, 1995.

(2) Amounts in 1995 for Mr. Petrocelli include $43,938, $4,466 and $2,435 paid to him for reimbursement of tax costs in connection with the relocation of his principal residence, imputed interest and miscellaneous perquisites, respectively.

(3) Amounts for Messrs. Blackwell and Petrocelli include $25,000 and $14,286, respectively, in loans forgiven by the Company. See "Certain Relationships and Related Transactions -- Transactions with Management". Amounts include Company matching contributions to the Company's Retirement Savings Plan of $4,852, $4,800, $4,300, $4,800, $4,800, and $4,800 and excess premiums for group life insurance of $495, $450, $291, $300, $384, and $349 on behalf of Messrs. James L. Kirk, Joseph R. Kirk, Blackwell, McBride, Szomjassy and Petrocelli, respectively.

STOCK OPTIONS

     The following table sets forth information with respect to grants of options pursuant to the Company's 1986 Stock Option Plan made to the executive officers named in the Summary Compensation Table during the 1995 fiscal year.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                                     INDIVIDUAL GRANTS                      REALIZABLE
                                    ---------------------------------------------------  VALUE AT ASSUMED
                                                   PERCENT                               ANNUAL RATES OF
                                    NUMBER OF      OF TOTAL                                STOCK PRICE
                                    SECURITIES     OPTIONS                               APPRECIATION FOR
                                    UNDERLYING    GRANTED TO                               OPTION TERM
                                     OPTIONS      EMPLOYEES     EXERCISE OR              ----------------
                                     GRANTED      IN FISCAL     BASE PRICE   EXPIRATION    5%       10%
               NAME                    (#)           YEAR         ($/SH)        DATE       ($)      ($)
----------------------------------- ----------  --------------  -----------  ----------  -------  -------
James L. Kirk......................   70,000         11.0          7.125      02/28/05   313,661  794,879
Joseph R. Kirk.....................   50,000          7.9          7.125      02/28/05   224,044  567,771
Robert J. Blackwell................   25,000          3.9          7.125      02/28/05   112,022  283,885
Frank A. McBride...................   10,000          1.6          7.125      02/28/05    44,809  113,554
Philip V. Petrocelli...............   25,000          3.9          7.125      02/28/05   112,022  283,885
Michael A. Szomjassy...............   25,000          3.9          7.125      02/28/05   112,022  283,885

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the executives named in the Summary Compensation Table concerning the exercise of options during the last fiscal year and the value of unexercised options held as of the end of the fiscal year.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                        VALUE             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                      SHARES           REALIZED          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                     ACQUIRED       (MARKET PRICE        OPTIONS AT FY-END (#)           AT FY-END ($)
                    ON EXERCISE      AT EXERCISE       --------------------------  --------------------------
       NAME              #       LESS EXERCISE PRICE)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------  -----------  --------------------  -----------  -------------  -----------  -------------
James L. Kirk.....         --               --           124,000       146,000        3,500         14,000
Joseph R. Kirk....         --               --            82,000        98,000        2,500         10,000
Robert J.
  Blackwell.......         --               --            25,400        56,600        1,250          5,000
Frank A.
  McBride.........         --               --           128,750        36,250          500          2,000
Philip V.
  Petrocelli......         --               --            53,000        57,000        1,250          5,000
Michael A.
  Szomjassy.......         --               --            76,000        54,000        1,250          5,000

1996 MANAGEMENT INCENTIVE PLAN

     The Board of Directors has adopted the 1996 Management Incentive Plan ("MIP"). The principal purpose of the MIP is to advance the interests of the Company by providing annual bonuses for officers of the Company so as to attract and retain such officers, make their compensation competitive with other opportunities, and cause them to strive to achieve the Company's financial and other business objectives. All officers of the Company are eligible to be selected as MIP participants. Participants in the MIP are selected by the Compensation and Stock Option Committee.

     Pursuant to the terms of the MIP, officers are eligible to receive "target" bonuses established as a percentage of each participant's annual base salary if the Company meets certain performance goals selected by the Compensation and Stock Option Committee related to the achievement of pre-tax income or operating income (or a combination thereof). The MIP provides a formula or matrix prescribing the extent to which a participant's target bonus may be earned based upon the degree of achievement of such performance goal or goals. The current target bonus range is 25.5% to 62.5% of participants' base salaries for 1996. The MIP also allows the Company, subject to Compensation and Stock Option Committee approval, to award discretionary cash bonuses for exemplary performance or to reward special achievements which impact the Company's results.

EXECUTIVE RETIREMENT PLAN

     Effective July 1, 1996, the Board of Directors of the Company has adopted the Executive Retirement Plan (the "ERP"), which is administered by the Compensation and Stock Option Committee. The principal purpose of the ERP is to allow executive officers to defer current federal income taxation of their compensation and, along with the Company's matching contribution, accumulate monies towards retirement in the absence of any Company retirement plan, other than the Company's Retirement Savings Plan which severely restricts officer participation due to certain IRS limitations. Participants in the ERP will not participate in the Company's Retirement Savings Plan. Pursuant to the terms of the ERP, executive officers may defer up to 30% of their compensation during any year. The Company matches 50% of the amounts deferred by the participant. The participant's contribution, plus the Company match, remain unfunded by the Company until paid to the participant at retirement or other termination of employment. Any amounts deferred by the participant, and Company matching contributions, are credited monthly with interest at the prime rate and are increased yearly by the annual increase in the S&P 500 index if such increase exceeds the interest credited monthly to the participant during the calendar year.

OHM CORPORATION RETIREMENT SAVINGS PLAN

     The Company's Retirement Savings Plan (the "Retirement Plan") was established in 1988. Officers of the Company (excluding officers participating in the ERP), together with substantially all full-time salaried employees and certain other employees of the Company and its subsidiaries, are eligible to participate in the Plan. Participants may make basic contributions of up to a combination of 15% of their compensation, as defined in the Retirement Plan, which qualify for deferred tax treatment under Section 401(k) of the Internal Revenue Code (the "Code"). The Company makes matching contributions of 100% of the first two percent of the participant's compensation contributed to the Plan and 50% of the next four percent of the participant's compensation contributed to the Plan. Matching contributions are allocated to the accounts of participants in the Plan who have completed two years of service. The Company also may, in its discretion, make profit sharing contributions to the Plan which will be allocated to all eligible employees. All participant contributions are invested at the direction of the participant, and all profit sharing contributions are invested at the direction of the Plan committee. Matching contributions are made in Company stock and, upon allocation to a participant's account, may be reinvested at the direction of the participant. Amounts attributable to the Company's matching contributions vest upon the earlier of
(i) the completion of two years of service, or (ii) the participant's death, disability or attaining age 65 while an employee. During 1995, an aggregate of $39,302 was contributed as matching contributions under the Plan to the accounts of all executive officers as a group. Matching contributions for the six most highly compensated executive officers named are shown above under the heading "Executive Compensation and Other Information, Summary of Cash and Certain Other Compensation." The Company made no profit sharing contributions to the Plan during 1995.

1986 STOCK OPTION PLAN

     Officers and other key employees of the Company are eligible to participate in the Company's 1986 Stock Option Plan, the terms of which are fully described below.

DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

     The Company recognizes the importance of attracting and retaining outstanding individuals as directors and of stimulating the active interest of these persons in the development and financial success of the Company. The Board of Directors believes that the Directors' Non-Qualified Stock Option Plan (the

"Director Option Plan") is a significant factor in furtherance of these objectives and intends, through the Director Option Plan, to increase the Company's profits by providing such persons with opportunities to acquire shares of the Common Stock of the Company on advantageous terms.

     Only Directors who are not employees of the Company and its subsidiaries are eligible to participate in the Director Option Plan. The Director Option Plan provides that the total number of shares that may be sold upon the exercise of stock options shall not exceed 1,000,000 shares of Common Stock. The Director Option Plan is of indefinite duration and will continue in effect until all shares reserved for options thereunder have been sold or until earlier termination of the Director Option Plan.

     The Director Option Plan provides for automatic grants of options to purchase shares of Common Stock of the Company to Directors of the Company who are not employees of the Company or its subsidiaries. Under the Director Option Plan, each person who was an incumbent non-employee Director of the Company received an option to purchase 15,000 shares of Common Stock, as of August 6, 1992, the effective date of the Director Option Plan, provided that the total number of shares each optionee was eligible to receive was reduced by the number of shares of Common Stock subject to prior option grants to such Director. Each person who first becomes a non-employee Director of the Company after the effective date is entitled to receive an option to purchase 15,000 shares of Common Stock as of the date such person first became a non-employee Director. Each person who is a non-employee Director of the Company is entitled to receive an option to purchase 5,000 shares of Common Stock immediately after each of the Company's annual meetings of shareholders. An option is exercisable in full upon six months of continuous service as a non-employee Director. Options granted under the Plan are options that do not qualify under particular provisions of the Code. The Director Option Plan is administered by employee directors who are not eligible to participate in the Director Option Plan.

DIRECTORS' DEFERRED FEE PLAN

     The Board of Directors has adopted the Directors' Deferred Fee Plan (the "Deferred Fee Plan"), the purpose of which is to help solidify the common interest of Directors and shareholders in enhancing the value of the Company's Common Stock. It is also intended that the Deferred Fee Plan will assist in attracting and retaining qualified individuals to serve as Directors. The Deferred Fee Plan will give those Directors who are not also employees of the Company an opportunity to defer current federal income taxation of all or a portion of their annual retainer and meeting fees payable by the Company for their services as a Director.

     Under the terms of the Deferred Fee Plan, a Director may elect to have his or her Director's fees credited to an account in either cash or Units (an accounting unit equal in value to one share of Common Stock). Deferred fees that a Director elects to have credited in cash will be credited to the Director's account as they become payable to the Director. A Director's account to which fees have been credited in cash will earn interest annually at the rate of interest payable on one-year U.S. Treasury Bills or such other rate as the Committee designated by the Deferred Fee Plan may establish. In no event, however, will the rate of interest be more than five percent higher than the rate payable on such U.S. Treasury Bills. Deferred fees payable in Units will be credited, together with an amount equal to 10% of such deferred fees, to a Director's account after the end of the fiscal year on the basis of the average of the market values of the Common Stock on the last trading day in each calendar month during the year. Each account to which fees have been credited in Units shall be credited annually after the end of each fiscal year with additional Units equal in value to the amount of cash dividends paid by the Company during such year on Common Stock equivalent to the average daily balance of Units in such account during the year. The maximum number of Units that may be granted under the Deferred Fee Plan during its term is 100,000 in the aggregate. The Deferred Fee Plan is administered by a Committee consisting of the Chairman of the Board (provided he is an employee-director) and two Company officers or directors who are employee-directors appointed by the Chairman of the Board.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

     The Company has entered into agreements with the executive officers named in the Summary Compensation Table and certain other executive officers providing that in the event of any "change in control" of the Company, such officers would continue their employment with the Company in their present position for terms of approximately three years following such change in control. During such term of employment, each such officer would be entitled to receive base compensation and to continue to participate in incentive and employee benefit plans at levels no less favorable to him than prior to commencement of the term or to receive a lump sum payment, following the termination of his employment. Benefits under these agreements are subject to an overall limitation which assures that payments will not constitute "excess golden parachute payments" under federal income tax law. While each of such agreements is presently in effect, none become operative until a change in control of the Company has occurred, prior to which time the Company and such officer each reserves the right at any time with or without cause to terminate their employment relationship. The transactions that are deemed to result in a change in control for the purposes of these agreements include (a) merger or consolidation of the Company with, or sale of all or substantially all its assets to another corporation, as a result of which less than a majority of the voting shares of the surviving entity are owned by former stockholders of the Company; (b) any person becoming the beneficial owner of 25% or more of the voting stock of the Company; (c) reporting by the Company under specified provisions of the federal securities laws that a change in control has occurred; and (d) when within any two-year period, a majority of directors at the beginning of such period (not including persons approved by at least two-thirds of the Directors still in office who were directors at the beginning of such period) cease to be directors of the Company. Effective December 12, 1995, the Company terminated the employment agreements in effect as of such date and, effective as of January 1, 1996, entered into revised employment agreements with the executive officers of the Company. The revised employment agreements include the provisions described above, except that the Board of Directors may, by vote of three quarters of the members, determine that a change in control described in (b) above will not cause the employment agreement to become operative.

     The Company has also entered into indemnification agreements (the "Indemnification Agreements") with each current member of the Board of Directors as well as with each executive officer of the Company. The form and execution of the Indemnification Agreements were approved by the Company's shareholders. The Indemnification Agreements were amended as of January 1, 1996 to provide that Ohio law determines the rights and responsibilities of the Company and the indemnitee. The amendment was necessary to reflect the Company's reincorporation under Ohio law previously approved by the shareholders. Such agreements essentially provide that, to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorney's fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his service as a member of the Board or as an officer.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Gorr, Getz and Schmidt are members of the Compensation and Stock Option Committee of the Board of Directors of the Company. Mr. Getz is employed by WMX, which beneficially owns 38.81% of the Company's Common Stock. WMX and its affiliates and the Company are parties to various agreements, including the Guarantee Agreement, the Warrant Agreement and the Standstill and Non-Competition Agreement discussed below. See "Certain Relationships and Related Transactions."

BOARD COMPENSATION AND STOCK OPTION COMMITTEE REPORT*

     The primary function of the Compensation and Stock Option Committee is to review and approve salaries and other benefits for executive officers of the Company, to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs and to administer the Company's stock option plans and to approve awards of stock options made under the Company's 1986 Stock Option Plan. The Compensation and Stock Option Committee is composed of three Directors, Messrs. Gorr, Getz and Schmidt, who are not executive officers of the Company. Set forth below is a report of Messrs. Gorr, Getz and Schmidt

---------------

*Note: This information is not incorporated by reference in any prior or future
       Securities and Exchange Commission filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates this information.

in their capacity as the Board's Compensation and Stock Option Committee addressing the Company's compensation policies for 1995 as they affected Mr. James L. Kirk and the other executive officers of the Company.

     The Compensation and Stock Option Committee's executive compensation policies are designed to provide levels of compensation that integrate pay (considered in connection with grants of stock options under the Company's 1986 Stock Option Plan) with the Company's annual and long-term performance goals, reward individual achievement and attract and retain qualified executives, all in the context of the highly competitive industry in which the Company operates.

     Salaries for executive officers are determined periodically by evaluating the performance of the individuals reviewed and their contributions to the performance of the Company and particular business units, as applicable, their responsibilities, experience, potential and period of service at their current salary. Financial results as well as appropriate non-financial measures are considered. Factors consistent with the Company's overall compensation policy and strategy may also be considered. With respect to executive officers, the Company's 1996 Management Incentive Plan provides bonus awards based upon the Company's achievement of certain financial goals, and allows the Committee to grant discretionary bonus awards for exemplary performance or to reward special achievements which impact Company results. In its deliberations, the Committee takes into account the recommendations of appropriate Company officials. See "1996 Management Incentive Plan."

     The Compensation and Stock Option Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value. The granting of stock options pursuant to the Company's 1986 Stock Option Plan is also within the authority of the Compensation and Stock Option Committee. In determining grants of stock options to executive officers, the Compensation and Stock Option Committee has followed policies substantially similar to those described above with respect to compensation. James L. Kirk received grants of stock options covering 70,000 shares of Common Stock in 1995, exercisable in installments over a four-year period. The Compensation and Stock Option Committee considers, in granting such options to Mr. Kirk, the view expressed above that stock ownership by Mr. Kirk beneficially aligns his interests with the interests of the Company's shareholders.

     Mr. James L. Kirk's annual base salary of $330,000 was established in May 1991.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid for a given federal year to certain executives. Because of the Company's anticipated compensation levels in 1996, the Compensation Committee has developed no policies at this time concerning Section 162(m).

     IVAN W. GORR              HERBERT A. GETZ            CHARLES W. SCHMIDT

PERFORMANCE GRAPH*

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and a peer group of companies selected by the Company consisting of companies engaged in the environmental services industry. These companies are: Smith Environmental Technologies, Inc. (formerly Canonie Environmental Services Corp. and Reidel Environmental Technologies, Inc.), Clean Harbors, Inc., Groundwater Technology, Inc., Handex Environmental Recovery, Inc., International Technologies, Inc., Sevenson Environmental Services, Inc., and Roy F. Weston, Inc. (the "Peer Group").

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON
                      COMMON STOCK, S&P 500 AND PEER GROUP
              (MARKET VALUE OF $100 INVESTED ON DECEMBER 31, 1990)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)       S&P 500            OHM         PEER GROUP
12/31/90                         100.00          100.00          100.00
12/31/91                         130.00           81.25          114.35
12/31/92                         139.66           75.00           85.45
12/31/93                         153.53          115.00           61.98
12/31/94                         155.50           85.00           58.40
12/31/95                         213.21           73.75           51.89

---------------

* Note: This information is not incorporated by reference in any prior or future Securities and Exchange Commission filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates this information.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     The Company provides Robert W. Kirk, a former officer and stockholder of the Company and father of James L. Kirk and Joseph R. Kirk, with a pension arrangement pursuant to which the Company is to make payments of $96,000 per year, subject to further cost of living adjustments, for the remainder of his life and that of his spouse if she survives him. During 1995, the Company made payments totaling $102,207.19 to Robert W. Kirk under this pension arrangement.

     The Company has proposed to enter into a five-year employment agreement with Mr. Joseph Kirk commencing in 1996, pursuant to which he will be entitled to a salary of $250,000 payable in the initial year, and decreasing $25,000 during each of the four succeeding years. The Company proposes that Mr. Kirk be eligible to receive other benefits and perquisites payable to senior employees. The complete terms of the proposed employment agreement have not been determined as of the date hereof, and the proposed employment agreement is subject to approval by the Board of Directors.

     During 1995, Kirk Brothers Co., Inc. ("KBC"), the principal shareholders of which are Richard C. Kirk and Robert W. Kirk, the brother and father, respectively, of James L. Kirk and Joseph R. Kirk, provided subcontract services to OHMR on various projects pursuant to an Agreement dated June 6, 1994 which was approved by the Board of Directors on February 11, 1994. During 1995, the Company made payments to KBC totaling $614,699 under this Agreement.

     The Company's subsidiary, OHMR leases a building with approximately 5,400 square feet for a monthly rental of $2,925 on a month-to-month basis from The KDC Company ("KDC"), the principal shareholders of which are James L. Kirk and Joseph R. Kirk. The OHMR utilizes the building, located near its headquarters in Findlay, Ohio, for the storage of equipment and inventory and made rental payments to KDC aggregating $35,100 during 1995 under this arrangement.

     During 1995, the Company entered into an office and storage lease with Findlay Machine and Tool, Inc. ("FMT"), of which Joseph R. Kirk is the principal shareholder. The rate and other terms of the lease were approved by the Board of Directors on November 7, 1995. During 1995, the Company made payments to FMT totaling $58,901 under the lease.

     In connection with the commencement of his employment, Mr. Philip V. Petrocelli, Vice President, Western Operations, received a $100,000 interest free loan to be forgiven in equal installments on the anniversary date of his employment over seven consecutive years. The balance of the loan becomes due and payable immediately in the event Mr. Petrocelli voluntarily leaves the employment of the Company or is terminated for cause before August 30, 2000. During 1995, $14,286 of the principal balance was forgiven. As of March 15, 1996, the aggregate principal amount outstanding was $71,428.

     The Company has given an interest-free loans to Mr. Robert J. Blackwell, Vice President, Marketing and Strategic Planning, in the aggregate amount of $70,000. The loans have varying maturity dates through October 15, 1998. In 1995, $25,000 of the principal balance was forgiven. As of March 15, 1996, the aggregate principal amount outstanding as $45,000.

TRANSACTIONS WITH SHAREHOLDERS

     In connection with the Reorganization Agreement (the "Reorganization Agreement") entered into in connection with the Company's purchase of Rust, the Company and Rust entered into certain business agreements. First, Rust agreed that the Company would provide all environmental remediation services under Rust's governmental Total Environmental Restoration Contracts ("TERCs"), and a portion of all fees earned under such contracts.

     Rust also agreed to maintain, at its cost, certain payment, performance and surety bonds in connection with certain Rust projects acquired in connection with the transaction, and to assist the Company in preparing documents and favorable pricing from Rust and affiliated Company vendors.

     The Company and Rust entered into certain other agreements described below.

THE GUARANTEE AGREEMENT

     In connection with the Reorganization Agreement, WMX, the parent company of Rust, and the Company entered into a Guarantee Agreement, which provides that in exchange for a Warrant (described below), WMX guaranteed indebtedness of the Company in an amount not to exceed $62,000,000. The Guarantee amount may be increased from time to time, up to an amount not to exceed $75,000,000 in the event the Warrant is, in whole or in part, exercised by WMX or transferred to a third party. On May 31, 1995, WMX guaranteed certain indebtedness under the Company's Revolving Credit Agreement and the Company, in consideration thereof, executed a Reimbursement Agreement in favor of WMX obligating the Company to reimburse WMX for any payments by WMX under the Guarantee.

THE WARRANT AGREEMENT

     In consideration for the Guarantee, the Company issued a Warrant to WMX which is exercisable, in whole or in part, until May 31, 2000, for an aggregate of 700,000 shares of Common Stock (the "Warrant Shares") at an exercise price of $15.00 per Warrant Share (the "Exercise Price"). The Warrant provides further that the acquisition by WMX of any of the Warrant Shares upon exercise of all or any portion of the Warrant is subject to the ownership limitation on the WMX Group set forth in the Standstill and Non-Competition Agreement (the "Standstill Agreement") described below. The Warrant provides for certain adjustments to the Exercise Price and/or the number of Warrant Shares purchasable upon exercise in the event of a stock combination, stock split, a capital reorganization or reclassification, a merger or consolidation, or a sale or conveyance of all or substantially all of the Company's assets.

THE STANDSTILL AND NON-COMPETITION AGREEMENT

     Pursuant to the Reorganization Agreement, the Company, WMX and Rust entered into a Standstill Agreement providing that WMX and its affiliates (the "WMX Group") will not acquire any of the Company's Common Stock or any of the Company's other securities entitled to vote generally for the election of directors ("Voting Securities") other than pursuant to exercise of the Warrant, or in acquisitions, including exercise of the Warrant, that do not result in the aggregate ownership by the WMX Group of more than 40% of the Company's Voting Securities, or such lesser percentage as may exist from time to time as the result of voluntary dispositions by the WMX Group (the "Ownership Limit").

     Pursuant to the Standstill Agreement, no member of the WMX Group shall acquire Voting Securities which would result in the WMX Group owning Voting Securities beyond the Ownership Limit unless the acquisition is (i) made pursuant to an offer for all of the Company's outstanding Voting Securities at the same price, and (ii) is approved by either the Company's independent directors or the Company's shareholders, other than the WMX Group and certain other shareholders, pursuant to the Control Share Acquisition provisions of the Company's Amended and Restated Articles of Incorporation. The Standstill Agreement also provides that if the WMX Group's ownership level falls below 20% of the outstanding Voting Securities, the WMX Group shall have an option to purchase from the Company sufficient Voting Securities at fair market value to raise its ownership to not more than 21% of the outstanding Voting Securities. The WMX Group, pursuant to the Standstill Agreement, agrees, among other things, not to solicit proxies in opposition to any matter recommended by a majority of the Company's directors not representing Rust (the "Non-Rust Directors"), or to solicit a tender offer or business combination.

     As long as the WMX Group owns at least 20% of the Voting Securities, the Company will include as nominees to the Board of Directors a number of WMX Group designees proportionate to the WMX Group's ownership interest (to the lowest corresponding whole directorship). Furthermore, so long as the WMX Group owns at least 20% of the outstanding Voting Securities, WMX shall take all actions in its control to include at least three independent Directors on the Company's Board of Directors. The Standstill Agreement provides that the WMX Group shall vote its Common Stock for the Company's nominees to the Board of Directors selected by a majority of the Non-Rust Directors. The WMX Group shall vote on all other matters

(i) in accordance with the recommendations of the majority of the Non-Rust Directors, or (ii) if no recommendation is made, in the same proportion as other shareholders of the Company shall vote.

     Pursuant to the Standstill Agreement, WMX, Rust and their respective wholly-owned subsidiaries (the "WMX Affiliates") have agreed not to engage in the business of providing field services for the on-site remediation of hazardous substances in North America for seven years after the closing except as otherwise provided in the Standstill Agreement. The Standstill Agreement also provides that for so long as the WMX Group owns at least 20% of the outstanding Voting Securities, (i) the Company shall be a preferred provider of certain environmental remediation services to the WMX Affiliates, and (ii) the WMX Affiliates shall be preferred providers of engineering, consulting, and design environmental and waste management services to the Company. Also, Rust will provide the Company access to its engineering, consulting, design and project management services personnel on the same terms and conditions as Rust provides them to WMX Affiliates. Additionally, the Standstill Agreement provides that the WMX Affiliates will contract with the Company for $20 million of environmental remediation services. Pursuant to Amendment No. 3, Settlement and Release Agreement, dated as of March 22, 1996, among the Company, OHMR, WMX, Rust and Rust Remedial, the date for contracting by the WMX Affiliates with the Company was extended from December 31, 1996 to December 31, 1997.

OTHER SERVICES

     In 1995, the Company's subsidiary, OHMR, received from WMX and its affiliates $10,241,593 for remediation and construction services performed by OHMR. OHMR paid $6,636,000 to WMX and its affiliates for engineering-related and disposal services.

           PROPOSAL 2:  TO AMEND THE COMPANY'S 1986 STOCK OPTION PLAN

     The Board of Directors has approved, subject to the further approval of the shareholders of the Company, an amendment of the Company's 1986 Stock Option Plan (the "1986 Plan") to increase by 1,000,000 shares the aggregate number of shares of Common Stock which may be sold upon exercise of stock options granted under the 1986 Plan from 2,850,000 to 3,850,000.

     The Company recognizes the importance of attracting and retaining outstanding individuals as officers and employees, and of stimulating the active interest of these persons in the development and financial success of the Company. The Board of Directors believes that the 1986 Plan is a significant factor in furtherance of these objectives and intends, through the 1986 Plan, to furnish incentives to officers, and employees to increase the Company's profits by providing such persons with opportunities to acquire shares of the Common Stock of the Company on advantageous terms. In light of the competitive industry in which the Company participates, the Board of Directors believes the 1986 Plan is a particularly important factor in the Company's overall compensation program and in attracting and retaining officers and key employees. However, as of March 15, 1996, and absent approval of this Proposal, there were only 287,894 shares remaining available for issuance upon exercise of stock options granted under the 1986 Plan. In addition, 133,220 stock options outstanding as of March 15 with option exercise prices of $7.625 will expire before June 30, 1997 if such options are not exercised prior to such date. Options which expire may not be granted in the future and, therefore, reduce the total shares issuable under the 1986 Plan. The Board of Directors believes that in order to continue the effectiveness of the 1986 Plan in achieving the objectives discussed above, it would be desirable to increase to 3,850,000 the aggregate number of shares which may be issued upon the exercise of stock options granted under the 1986 Plan. The following description of the 1986 Plan is qualified in its entirety by reference to the 1986 Plan, as amended, attached hereto as Annex 1.

     Officers and key employees of the Company and its subsidiaries, which consist of approximately 190 individuals, are eligible to receive stock options under the 1986 Plan. The purpose of the 1986 Plan is to attract and retain outstanding individuals as officers and employees of the Company and its subsidiaries, and to furnish incentives to such persons to increase the Company's profits by providing them opportunities to acquire shares of Common Stock of the Company on advantageous terms. The 1986 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors, consisting of Messrs. Getz, Gorr and Schmidt, which determines the terms and conditions of stock options issued under the 1986 Plan, amounts of benefits granted, and the officers and key employees who shall receive them. Options granted under the 1986 Plan may be (i) options that are intended to qualify under particular provisions of the Internal Revenue Code, as in effect from time to time (the "Code"); (ii) options that are not intended to so qualify; or (iii) combinations of the foregoing.

     The 1986 Plan, as amended, authorizes the granting of options to purchase up to an aggregate of 3,850,000 shares of the Company's Common Stock. Option agreements evidencing the grant of options are required to specify an option price which is not less than the fair market value of shares of Common Stock of the Company on the date of grant. Option agreements must also specify the methods of payment of the option price, which may be (i) in cash or by check;
(ii) by delivery of Common Stock of the Company already owned by the optionee having a fair value at the time of exercise equal to the total option price; or
(iii) a combination of such methods of payment. No stock option granted under the 1986 Plan may be exercised more than ten years from the date of grant. The 1986 Plan does not impose a limit on the number of shares that may be optioned to a particular employee or officer. However, the Code requires that the aggregate fair market value (determined at the time the options are granted) of stock with respect to which "incentive stock options" are exercisable for the first time by any one employee during any calendar year not exceed a total of $100,000. Outstanding options are subject to adjustment in specified events, such as stock dividends, stock splits, recapitalizations and mergers, and the number of shares authorized by the 1986 Plan is subject to adjustment in those events.

     Stock options issued under the 1986 Plan may be either Non-Qualified Stock Options or Incentive Stock Options with the following Federal tax consequences.

     The 1986 Plan may be amended by the Board of Directors of the Company without stockholder approval; however, no such amendment may (i) increase the maximum number of shares of Common Stock available under the 1986 Plan; (ii) change the eligible participants under the 1986 Plan; or (iii) cause Rule 16b-3 of the Commission (or any successor rule to the same effect) to cease to be applicable to the 1986 Plan.

     Based on the closing price of the Company's Common Stock on the NYSE on March 15, 1996, the market value of the shares of Common Stock underlying the additional 1,000,000 options being authorized hereby would be $7,250,000. The Company is entitled to receive the exercise price for each share of Common Stock issued upon exercise of a stock option, which exercise price will be the market value of the Common Stock on the date of grant of such option.

     The following table sets forth information with respect to grants of options pursuant to the Company's 1986 Stock Option Plan made to the executive officers named in the Summary Compensation Table and the executive officers of the Company as a group.

                                              1986 STOCK OPTION PLAN
                                            --------------------------
                                               NUMBER OF SECURITIES
                                            UNDERLYING OPTIONS GRANTED
           NAME AND POSITION                      IN FISCAL 1995
----------------------------------------    --------------------------
James L. Kirk                                          70,000
  Chairman, President and Chief
  Executive Officer
Joseph R. Kirk                                         50,000
  Executive Vice President
Robert J. Blackwell                                    25,000
  Vice President, Marketing and
  Strategic Planning
Frank A. McBride                                       10,000
  Vice President
Michael A. Szomjassy                                   25,000
  Vice President, Eastern
  Operations
Philip V. Petrocelli                                   25,000
  Vice President, Western
  Operations
Executive Group                                       313,500
Non-Executive Director Group                               --
Non-Executive Officers Employee Group                 319,250

     Non-Qualified Stock Options. A stock option not qualified under the Code (a "Non-Qualified Stock Option") generally will not result in any taxable income to the optionee at the time it is granted. In general, the holder of a Non-Qualified Stock Option will realize ordinary income at the time of exercise of the option in an amount measured by the excess of the fair market value of the optioned shares (at the time of exercise) over the option price. However, the Section 16(b) Deferral (as defined below) will apply in the case of optionees who are officers of the Company.

     If the option price of a Non-Qualified Stock Option is paid for by the delivery of shares of Common Stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares received are equal in fair market value to the shares surrendered.

     Section 83 of the Code deals generally with property (including stock) received by an employee as compensation, and provides for deferral of taxation so long as the employee's rights in the property are subject to a substantial risk of forfeiture and are not transferable. Section 83 will apply so long as the sale of stock received could subject the employee to suit under Section 16(b) of the Securities Exchange Act of 1934, but not longer than six months (the "Section 16(b) Deferral").

     The Section 16(b) Deferral can be avoided if the officer makes an election within thirty days after the transfer of stock to him to have it taxed to him as ordinary income at its fair market value on the date of transfer less the amount, if any, paid by him.

     Incentive Stock Options. An incentive stock option, i.e., a stock option that is qualified under the Code (an "Incentive Stock Option"), will not result in any taxable income to the optionee when it is granted or timely exercised. To be timely exercised, an Incentive Stock Option must be exercised within three months after the optionee ceases to be an employee (within one year if the optionee is disabled) unless the optionee has died. If the optioned stock is held more than two years from the date of grant of the option and more than one year after the transfer of the stock to the optionee, the optionee will be taxed on any gain on the sale of such stock at long-term capital gains rates.

     If Common Stock acquired on the exercise of an Incentive Stock Option is sold, exchanged or otherwise disposed of before the end of the required holding periods, the optionee will in the usual case realize ordinary income at the time of disposition equal to the excess of the fair market value of the stock at the time of exercise over the option price.

     Under Section 1036 of the Code, if shares of Common Stock previously owned by the optionee are transferred in payment of the option price under an Incentive Stock Option, generally no gain or loss will be recognized on the surrender of such shares to the extent the fair market value of the shares received equals the fair market value of the shares surrendered. The shares received in such equal exchange will have the same tax basis and holding period as the shares surrendered; any additional shares received will have a zero basis and the holding period will commence on the transfer date. The spread at the time of exercise will not be subject to tax if the holding period and other requirements for an Incentive Stock Option are satisfied. However, if any shares transferred in payment of the option price under an Incentive Stock Option were previously acquired by the optionee on the exercise of an Incentive Stock Option and were held for less than the necessary holding period, Section 1036 would not be available. As a result, the optionee would realize income on the surrender of such shares in payment of the option price.

     General Matters. To the extent that an employee recognizes ordinary income in the circumstances described above, the Company would be entitled to a corresponding deduction, provided, among other things, that such income meets the test of reasonableness and is an ordinary and necessary business expense.

     Withholding of Federal taxes at applicable rates will be required in connection with ordinary income realized by an optionee upon exercise of Non-Qualified Stock Options and disqualifying dispositions of stock acquired upon exercise of an Incentive Stock Option.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.
                                                              ---
              VOTING OF SHARES HELD IN THE RETIREMENT SAVINGS PLAN

     If you are a participant in the Company's Retirement Savings Plan, you are entitled to direct the trustees of the plan to vote the shares credited to your individual account in accordance with your instructions. This may be accomplished by marking and returning the proxy card accompanying the mailing and relating to the shares in the plan credited to your account. If you do not return such proxy card, your shares held in the plan will be voted in the manner directed by the Administrative Committee of the Company's Retirement Savings Plan. If you are also a direct owner of shares (acquired other than through the plan), you will receive a separate mailing containing a proxy card relating to such shares.

                     INDEPENDENT CERTIFIED PUBLIC AUDITORS

     Ernst & Young LLP has been selected as the Company's independent certified public auditors for the fiscal year ending December 31, 1996. Ernst & Young LLP has served as the Company's independent certified public auditors since July 1, 1986. A representative of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     The Company has enclosed its Annual Report to Shareholders for the year ended December 31, 1995 with this Proxy Statement. Shareholders are referred to the report for financial and other information about the Company but such report is not incorporated in this proxy statement and is not part of the proxy soliciting material.

                           PROPOSALS BY SHAREHOLDERS

     Any proposals by shareholders intended to be presented at the 1997 annual meeting must be received by the Company no later than December 1, 1996 in order to be considered by the Board of Directors for inclusion in the Company 1997 Proxy Statement. In order for a shareholder to nominate a candidate for director, under the Company's Regulations, timely notice of the nomination must be received by the Secretary of the Company in advance of the meeting. To be timely, such notice must be received not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 75 days' notice of the meeting, then such notice must be received prior to the meeting and within 75 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, age, business and residential address, occupation and shares beneficially owned and any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, and as to the shareholder giving notice, the name and address of such shareholder and the class and number of shares of the Company which are beneficially owned by such shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of the Company unless nominated in accordance with these procedures.

     In order for a shareholder to bring other business before a shareholder meeting; notice must be received by the Secretary of the Company not less than 30 days before the meeting. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal considered for inclusion in the Company's 1997 Proxy Statement.

     In each case, the notice must be given to the Secretary of the Company, whose address is 16406 U.S. Route 224 East, Findlay, Ohio 45840. Any shareholder desiring a copy of the Company's Regulations will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.

     THE COMPANY WILL FURNISH ANOTHER COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING OTHER EXHIBITS, WITHOUT CHARGE, TO ANY PERSON UPON WRITTEN REQUEST ADDRESSED TO PAMELA K.M. BEALL, VICE PRESIDENT, TREASURER AND ASSISTANT SECRETARY, OHM CORPORATION, 16406 U.S. ROUTE 224 EAST, FINDLAY, OHIO 45840.

                                            John J. Ray III
                                            Vice President and Secretary

March 29, 1996
Findlay, Ohio

                                                                         ANNEX 1

                                OHM CORPORATION

                             1986 STOCK OPTION PLAN
                           (AS AMENDED AND RESTATED)

     1. Purpose. The purpose of this Plan is to attract and retain personnel for OHM Corporation (the "Company") and its Subsidiaries and to provide to such personnel incentives and rewards for service to the Company and superior performance.

     2. Definitions.  As used in this Plan,

     (a) The term "Board" means the Board of Directors of the Company.

     (b) The term "Committee" shall mean the committee of not less than three Directors appointed by resolutions adopted by the Board in accordance with Paragraph 9 hereof.

     (c) The term "Common Stock" means Common Stock, par value $.10 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 6.

     (d) The term "Date of Grant" means the date specified by the Committee on which a grant of Stock Options shall become effective (which date shall not be earlier than the date on which the Committee takes action with respect thereto).

     (e) The term "Eligible Participant" means any person who is selected by the Committee for participation in this Plan and who is at the time (1) a Director,
(2) an officer or (3) a key employee of the Company or any of its Subsidiaries. The term "Eligible Participant" shall not, however, include any person or group of persons designated by a resolution adopted by the Board or the committee as being ineligible to participate in this Plan.

     (f) The term "Market Value per Share" means, at any date, the closing sales price for the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the New York Stock Exchange or the consolidated tape as reported by The Wall Street Journal.

     (g) The term "Optionee" means the optionee named in an agreement evidencing an outstanding Stock Option.

     (h) The term "Option Right" means the right to purchase one share of Common Stock upon exercise of a Stock Option granted pursuant to Paragraph 4.

     (i) The term "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of stock issued by such corporation, including, without limitation, OHM Remediation Services Corp.

     3. Shares Available Under Plan. The shares of Common Stock which may be sold upon the exercise of Stock Options shall not exceed to the aggregate 3,850,000 shares, subject to adjustment as provided in Paragraph 6 of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

     4. Stock Options. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Eligible Participants of options to purchase shares of Common Stock ("Stock Options"). Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

     (a) Each grant shall specify the number of shares of Common Stock to which it pertains.

     (b) Each grant shall specify an option price per share equal to the Market Value per Share on the Date of Grant.

     (c) Each grant shall specify the method of payment of the option price, which may be (i) in cash or by check acceptable to the Company, (ii) by delivery to the Company of Common Stock already owned by the Optionee, which has been held by the Optionee for such minimum period of time as the Committee may specify, having a fair market value at the time of exercise equal to the total option price, or (iii) a combination of such methods of payments.

     (d) Successive grants may be made to the same Eligible Participant whether or not any Stock Option previously granted to such Eligible Participant remains unexercised.

     (e) Each grant may specify the period or periods of continuous employment by the Optionee with the Company or any Subsidiary (or, in the case of non-employee Directors, continuous service by the Optionee as such Director), if any, which is necessary before the Stock Options or installments thereof will become exercisable.

     (f) Stock Options granted under this Plan may be (i) options which are intended to qualify under particular provisions of the Internal Revenue Code, as in effect from time to time, (ii) options which are not intended to so qualify, or (iii) combinations of the foregoing. With respect to Stock Options which are intended to qualify as "incentive stock options" under Section 422A of the Internal Revenue Code ("ISOs"): (i) in the case of ISOs granted in 1986, the aggregate fair market value (determined as of the time the options are granted) of the stock for which any Eligible Participant may be granted ISOs in any calendar year (under all plans of the Company and subsidiary corporations, if any) shall not exceed $100,000 plus any unused limit carryover to such year (determined as provided in said Section 422A) and (ii) in the case of ISOs granted after 1986, the aggregate fair market value (determined as of the time the options are granted) of the stock with respect to which such ISOs are exercisable for the first time by any Eligible Participant during any calendar year (under all plans of the Company and its parent and Subsidiary corporations, if any) shall not exceed $100,000.

     (g) No Stock Option shall be exercisable more than ten years from the Date of Grant.

     (h) Each grant of a Stock Option shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Eligible Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

     5. Transferability. No Stock Option shall be transferable by an Optionee other than by will or the laws of descent and distribution. Stock Options shall be exercisable during the Optionee's lifetime only by him or by his guardian or legal representatives.

     6. Adjustments. The Board may make or provide for such adjustments in the maximum number of shares specified in Paragraph 3, in the number of shares of Common Stock covered by outstanding Stock Options granted hereunder, and in the prices per share applicable to such Stock Options, as such Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidations, issuance of rights or warrants to purchase securities, or any other corporation transaction or event having an effect similar to any of the foregoing.

     7. Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

     8. Payment of Taxes. Upon exercise of any options, it shall be a condition to the obligation of the Company to issue shares that the Optionee pay to the Company such amount as the Company may request for the purpose of satisfying its liability to withhold Federal, state or local income or other taxes.

     9. Administration of the Plan. (a) This Plan shall be administered by a Stock Option Committee (the "Committee") of not less than three Directors appointed by resolution adopted by the Board. Each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect). A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

     (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Stock Options and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

     10. Amendments, Etc. (a) This Plan may be amended form time to time by the Board, but without further approval by the shareholders of the Company no such amendment shall (i) increase the maximum number of shares specified in Paragraph 3 (except that adjustments authorized by Paragraph 6 shall not be limited by this provision), (ii) change the definition of "Eligible Participant," or (ii) cause Rule 16b-3 of the Securities and Exchange Act of 1934 (or any successor rule to the same effect) to cease to be applicable to this Plan.

     (b) Any agreement evidencing an outstanding Stock Option may, with the concurrence of the affected Optionee, be amended by the Committee, provided that the terms and conditions of such amendment are not inconsistent with this Plan.

     (c) The Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing a Stock Option granted under this Plan. In the event of such cancellation, the Committee may authorize the granting of a new Stock Option (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms, conditions and discretions, as, under this Plan, would have been applicable had the canceled Stock Option not been granted.

     (d) In the case of termination of employment by reason of death, disability or retirement under a retirement plan of the Company or a Subsidiary of an Optionee who holds a Stock Option not immediately exercisable in full, the Committee may, in its sole discretion, accelerate the time at which such Stock Option may be exercised.

     (e) This Plan shall not confer upon any Eligible Employee any right with respect to continuance of employment with the Company or any Subsidiary, nor shall it interfere in any way with any right such Eligible Participant, the Company or any Subsidiary would otherwise have to terminate such Eligible Participant's employment at any time.

     11. Successors. In the event that another corporation shall become the successor of the Company by reason of the merger, consolidation or acquisition of substantially all of the assets and business of the Company, it shall be a condition to the consummation of such merger, consolidation or acquisition that such successor corporation shall assume and agree to perform all options then outstanding under this Stock Option Plan, as such options may have been adjusted pursuant to Paragraph 6 hereof by reason of such merger, consolidation or acquisition.

                               OHM CORPORATION
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 1996

          The undersigned hereby appoints each of Pamela K.M. Beall and John J. Ray III as proxies with full power of substitution, and
P hereby authorizes each of them to present and vote, as designated on the reverse side of this card, all the shares of the Common Stock,
R $0.10 par value, held of record on March 19, 1996 by the undersigned in OHM CORPORATION, at the Annual Meeting of Shareholders to be held
O     on May 9, 1996 and at any adjournments thereof.

X         This proxy is solicited on behalf of the Board of Directors.
      When properly executed, it will be voted in the manner directed on
Y the reverse side of this card by the undersigned shareholder; if no direction is made, this proxy will be voted for Items #1, #2 and #3.
                                            Date:                   , 1996
                                                 -------------------
                                            -----------------------------

                                            -----------------------------
                                                Shareholder Signature
                                            Please sign your name exactly
                                            as it appears at left. In
                                            signing as attorney, executor,
                                            trustee or guardian, please
                                            give full title as such, and if
                                            signing for a corporation,
                                            please give your title. When
                                            shares are in the name of more
       PLEASE MARK, SIGN, DATE AND MAIL     than one person, each should sign.
       THIS PROXY CARD
       PROMPTLY, USING THE ENCLOSED
       PREPAID ENVELOPE.




                               OHM CORPORATION

                                    PROXY
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS #1 THROUGH #3.

         1. Election of Directors:

            / / FOR all of the nominees, except vote withheld from those whose names are entered on the line below:

           NOMINEES: Victor J. Barnhart, Herbert A. Getz, Ivan W. Gorr,
            Charles D. Hollister, Ph.D., James L. Kirk, Joseph R. Kirk, James
            E. Koenig, Richard W. Pogue and Charles W. Schmidt

         -------------------------------------------------------------------

           / / WITHHOLD authority to vote for all of the above nominees

         2. Approve the amendment to the 1986 Stock Option Plan

           / / FOR          / / AGAINST          / / ABSTAIN

         3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                BE SURE TO DATE AND SIGN THE REVERSE SIDE OF THIS CARD